Exhibit 99.1

NEWS CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL 2017

FISCAL 2017 THIRD QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues of $1.98 billion, a 5% increase compared to $1.89 billion in the prior year

•	Income (loss) from continuing operations was break-even, compared to ($128) million in the prior year

•	Digital Real Estate Services segment contributed to strong growth in Total Segment EBITDA; Total Segment EBITDA was $215 million compared to ($122) million in the prior year, which included the NAM Group settlement charge of $280 million

•	Reported EPS were ($0.01) compared to ($0.26) in the prior year – Adjusted EPS were $0.07 compared to $0.04 in the prior year

•	Realtor.com® achieved record traffic in the quarter with 55 million average monthly unique users

NEW YORK, NY – May 9, 2017 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended March 31, 2017.

Commenting on the results, Chief Executive Robert Thomson said:

“In the third quarter, we saw particular progress in our quest to be more digital and global, while there was tangible improvement in operating efficiencies. We posted solid revenue growth and substantial earnings growth, highlighted by momentum in Digital Real Estate Services, where realtor.com® continued to expand traffic, revenue and profitability.

At News and Information Services, while print advertising remains volatile, we saw some moderation this quarter. Overall, the segment was a source of growth this quarter – in both revenues and profitability – driven by, in particular, the robust performance of in-store product at News America Marketing, digital subscriber gains of more than 300,000 at the Wall Street Journal and the benefits of ongoing cost control.

The quarter was also characterized by an intensifying social and commercial debate over the dysfunctionality of the digital duopoly, and the lack of transparency in audience and advertising metrics. With brands in search of authenticated audiences and trusted advertising environments, we firmly believe that our mastheads offer veracity and value, and we are rapidly developing a new digital ad platform to offer clearly defined demographics from across our range of prestigious properties.”

THIRD QUARTER RESULTS

The Company reported fiscal 2017 third quarter total revenues of $1.98 billion, compared to $1.89 billion in the prior year period. Reported revenues reflect growth at the News and Information Services segment, driven by News America Marketing and the acquisitions of Australian Regional Media (“ARM”) and Wireless Group plc (“Wireless Group”), partially offset by lower print advertising revenues, as well as continued strong performance at the Digital Real Estate Services and Book Publishing segments. Adjusted Revenues (which exclude the impact of foreign currency, acquisitions and divestitures as defined in Note 1) increased 3% compared to the prior year.

Income (loss) from continuing operations for the quarter was break-even as compared to ($128) million in the prior year. Reported results were driven by higher Total Segment EBITDA, as discussed below, which reflects the absence of a one-time pre-tax charge of $280 million for the settlement of litigation and related claims at News America Marketing in the prior year (the “NAM Group settlement charge”). The growth was partially offset by higher tax expense and the absence of a $107 million tax benefit in the prior year related to the NAM Group settlement charge, lower contribution from Other, net and lower equity earnings of affiliates, primarily driven by costs related to Foxtel’s shutdown of Presto and the loss resulting from the change in the fair value of Foxtel’s investment in Ten Network Holdings.

The Company reported third quarter Total Segment EBITDA of $215 million, compared to ($122) million in the prior year, which included the NAM Group settlement charge mentioned above. Adjusted Total Segment EBITDA (as defined in Note 1) was 30% higher compared to the prior year, primarily due to the continued growth in the Digital Real Estate Services segment and at News America Marketing, as well as an adjustment to the deferred consideration accrual related to the acquisition of Unruly, partially offset by a one-time corporate charge of $11 million associated with a change in the Company’s executive management.

Loss per share from continuing operations available to News Corporation stockholders was ($0.01) as compared to ($0.26) in the prior year.

Adjusted EPS (as defined in Note 3) were $0.07 compared to $0.04 in the prior year.

SEGMENT REVIEW

	For the three months ended			For the nine months ended
	March 31,			March 31,
	2017	2016	% Change	2017	2016	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
News and Information Services	$1,263	$1,231	3%	$3,788	$3,921	(3)%
Book Publishing	374	358	4%	1,229	1,213	1%
Digital Real Estate Services	219	194	13%	687	593	16%
Cable Network Programming	122	107	14%	354	337	5%
Other	—	1	**	1	2	(50)%

Total Revenues	$1,978	$1,891	5%	$6,059	$6,066	—%

Segment EBITDA:
News and Information Services(a)	$123	$(187)	**	$311	$54	**
Book Publishing	37	36	3%	160	135	19%
Digital Real Estate Services(b)	75	39	92%	237	169	40%
Cable Network Programming	34	34	—%	99	101	(2)%
Other	(54)	(44)	(23)%	(137)	(136)	(1)%

Total Segment EBITDA	$215	$(122)	**	$670	$323	**

** - Not meaningful

(a)

News and Information Services Segment EBITDA for the nine months ended March 31, 2017 includes transaction related costs of $5 million associated with the acquisition of Wireless Group. News and Information Services Segment EBITDA for the three and nine months ended March 31, 2016 includes the NAM Group settlement charge of $280 million. News and Information Services Segment EBITDA for the nine months ended March 31, 2016 also includes transaction related costs of $5 million related to the acquisition of Unruly.
(b)	Digital Real Estate Services Segment EBITDA for the three and nine months ended March 31, 2016 includes transaction costs of $7 million related to the acquisition of iProperty.

News and Information Services

Revenues in the quarter increased $32 million, or 3%, compared to the prior year. Adjusted Revenues increased 1% compared to the prior year.

Advertising revenues increased 4% due to higher in-store product revenues at News America Marketing, primarily driven by an increase in client spending and, to a lesser extent, timing-related benefits. Advertising revenues also benefited by $21 million from the acquisition of Wireless Group and $20 million from the acquisition of ARM. These factors were partially offset by weakness in the print advertising market.

Circulation and subscription revenues decreased 1%, but increased 3% excluding an $18 million impact from negative foreign currency fluctuations, due to higher subscription pricing and selected cover price increases, partially offset by lower print volume.

Segment EBITDA for the quarter was $123 million compared to ($187) million in the prior year. Fiscal 2016 third quarter Segment EBITDA would have been $93 million, excluding the NAM Group settlement charge of $280 million. Excluding that settlement charge, Fiscal 2017 third quarter Segment EBITDA would have increased $30 million, or 32%, as compared to the prior year. The increase was driven by higher revenues at News America Marketing, lower expenses across the businesses due to lower print volume and ongoing cost efficiencies, as well as a $12 million adjustment to the deferred consideration accrual related to the acquisition of Unruly.

Digital revenues represented 24% of segment revenues in the quarter, compared to 23% in the prior year; for the quarter, digital revenues for Dow Jones and the newspaper mastheads represented 29% of their revenues. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

•	The Wall Street Journal average daily digital subscribers in the three months ended March 31, 2017 were 1,198,000, compared to 893,000 in the prior year (Source: Internal data)

•	Closing digital subscribers at News Corp Australia’s mastheads as of March 31, 2017 were 333,400 (including ARM), compared to 261,500 in the prior year (Source: Internal data; adjusted for divested mastheads)

•	The Times and Sunday Times closing digital subscribers as of March 31, 2017 were 185,000, compared to 174,000 in the prior year (Source: Internal data)

•	The Sun’s digital offering reached more than 80 million global monthly unique users in March 2017, compared to 36 million in the prior year, based on ABCe (Source: Omniture)

Book Publishing

Revenues in the quarter increased $16 million, or 4%, compared to the prior year, primarily due to strong sales from Hidden Figures by Margot Lee Shetterly, the continued popularity of Hillbilly Elegy by J.D. Vance and the release of Carve the Mark by Veronica Roth, as well as the continued expansion of HarperCollins’ global footprint.

Digital sales increased 7% compared to the prior year and represented 22% of Consumer revenues for the quarter. Segment EBITDA for the quarter increased $1 million, or 3%, as compared to the prior year.

Digital Real Estate Services

Revenues in the quarter increased $25 million, or 13%, compared to the prior year, primarily due to the continued growth at REA Group and Move. The growth was partially offset by the $9 million and $4 million impact from REA Group’s divestiture of its European business and Move’s sale of its TigerLead® product, respectively. Segment EBITDA in the quarter increased $36 million, or 92%, compared to the prior year, primarily due to the higher revenues noted above, $13 million of lower legal costs at Move and the absence of $7 million of transaction costs related to iProperty in the prior year, partially offset by increased costs related to higher revenues and increased marketing expenses. Adjusted Revenues and Adjusted Segment EBITDA increased 15% and 68%, respectively.

In the quarter, revenues at REA Group increased 10% to $117 million from $106 million in the prior year due to an increase in Australian residential depth revenue, driven by favorable product mix and pricing increases, and a $6 million impact from favorable foreign currency fluctuations. The growth was partially offset by a $9 million, or 9%, decline in revenue resulting from the sale of REA Group’s European business in December 2016.

Move’s revenues in the quarter increased 15% to $100 million from $87 million in the prior year, primarily due to the continued growth in its ConnectionSM for Buyers product and non-listing Media revenues. The growth was partially offset by a $4 million decline in revenue associated with the sale of TigerLead® in November 2016. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal third quarter grew 9% year-over-year to approximately 55 million; traffic in March grew 13% year-over-year to over 58 million monthly unique users.

Cable Network Programming

Revenues in the quarter increased $15 million, or 14%, compared to the prior year primarily due to the acquisition of Sky News and favorable foreign currency fluctuations. Segment EBITDA in the quarter was flat compared to the prior year. Adjusted Revenues and Adjusted Segment EBITDA, which exclude the impact from favorable foreign currency fluctuations and Sky News, increased 1% and 3%, respectively.

REVIEW OF EQUITY (LOSSES) EARNINGS OF AFFILIATES’ RESULTS

Equity (losses) earnings of affiliates for the third quarter were ($23) million compared to $2 million in the prior year.

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2017	2016	2017	2016
	(in millions)		(in millions)
Foxtel	$(16)	$4	$(260)	$26
Other equity affiliates, net	(7)	(2)	(16)	(1)

Total equity (losses) earnings of affiliates	$(23)	$2	$(276)	$25

On a U.S. GAAP basis, Foxtel revenues for the third quarter increased $13 million, or 2%, to $591 million from $578 million in the prior year period. In local currency, Foxtel revenues decreased 3%. Foxtel’s total closing subscribers were 2.8 million as of March 31, 2017, with closing cable and satellite subscribers 1% lower compared to the prior year period. In the third quarter, cable and satellite churn was 16.1% compared to 14.3% in the prior year. Churn was at a more normalized level of 13.5% in March.

Foxtel’s net income was nil, compared to $32 million in the prior year period, primarily due to $21 million in losses related to Foxtel management’s decision to cease Presto operations in January 2017 and a $14 million loss resulting from the change in the fair value of Foxtel’s investment in Ten Network Holdings. Equity (losses) earnings of affiliates for Foxtel of ($16) million and $4 million for the three months ended March 31, 2017 and 2016, respectively, reflect the Company’s share of Foxtel’s net income, less the Company’s amortization of $16 million and $12 million, respectively, related to the Company’s excess cost over its share of Foxtel’s finite-lived intangible assets.

Foxtel EBITDA decreased $13 million, or 9%, to $131 million from $144 million in the prior year. In local currency, Foxtel EBITDA decreased 13%, primarily due to lower revenues and planned increases in programming costs, specifically investments in sports. Foxtel operating income for the three months ended March 31, 2017 and 2016 was $79 million and $85 million, respectively, after depreciation and amortization of $52 million and $59 million, respectively. Operating income decreased primarily as a result of the lower revenues and increased programming spend noted above, partially offset by lower depreciation cost and the positive impact of foreign currency fluctuations.

CASH FLOW

The following table presents net cash provided by continuing operating activities and a reconciliation to free cash flow available to News Corporation:

	For the nine months ended March 31,
	2017	2016
	(in millions)
Net cash provided by continuing operating activities	$224	$589
Less: Capital expenditures	(168)	(180)

	56	409
Less: REA Group free cash flow	(128)	(92)
Plus: Cash dividends received from REA Group	53	45

Free cash flow available to News Corporation	$(19)	$362

Net cash provided by continuing operating activities decreased by $365 million for the nine months ended March 31, 2017 as compared to the prior year period, which was primarily due to higher NAM Group settlement payments of $234 million during the period, lower dividends received of $30 million, as well as higher working capital due to timing.

Free cash flow available to News Corporation in the nine months ended March 31, 2017 was ($19) million compared to $362 million in the prior year period. The decrease was primarily due to lower cash provided by continuing operating activities as discussed above along with higher REA Group free cash flow, partially offset by lower capital expenditures.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by continuing operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group. Free cash flow available to News Corporation excludes cash flows from discontinued operations.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, adjusted net income from continuing operations available to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:30pm EDT on May 9, 2017. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended March 31,		For the nine months ended March 31,
	2017	2016	2017	2016
Revenues:
Advertising	$705	$671	$2,123	$2,222
Circulation and subscription	618	615	1,834	1,875
Consumer	359	343	1,183	1,164
Real estate	168	145	525	450
Other	128	117	394	355

Total Revenues	1,978	1,891	6,059	6,066

Operating expenses	(1,101)	(1,084)	(3,384)	(3,476)
Selling, general and administrative	(662)	(649)	(2,005)	(1,987)
NAM Group settlement charge	—	(280)	—	(280)
Depreciation and amortization	(109)	(126)	(349)	(370)
Impairment and restructuring charges	(33)	(24)	(409)	(63)
Equity (losses) earnings of affiliates	(23)	2	(276)	25
Interest, net	8	11	30	34
Other, net	(13)	33	127	32

Income (loss) from continuing operations before income tax (expense) benefit	45	(226)	(207)	(19)
Income tax (expense) benefit	(45)	98	(12)	140

Income (loss) from continuing operations	—	(128)	(219)	121
(Loss) income from discontinued operations, net of tax	—	(2)	—	20

Net income (loss)	—	(130)	(219)	141
Less: Net income attributable to noncontrolling interests	(5)	(19)	(90)	(52)

Net (loss) income attributable to News Corporation stockholders	$(5)	$(149)	$(309)	$89
Less: Adjustments to Net (loss) income attributable to News Corporation stockholders – Redeemable preferred stock dividends	—	—	(1)	(1)

Net (loss) income available to News Corporation stockholders	$(5)	$(149)	$(310)	$88

Weighted average shares outstanding:
Basic	582	580	581	581
Diluted	582	580	581	583

(Loss) income from continuing operations available to News Corporation stockholders per share - basic and diluted	$(0.01)	$(0.26)	$(0.53)	$0.12
(Loss) income from discontinued operations available to News Corporation stockholders per share - basic and diluted	$—	$—	$—	$0.03

Net (loss) income available to News Corporation stockholders per share - basic and diluted	$(0.01)	$(0.26)	$(0.53)	$0.15

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of March 31, 2017	As of June 30, 2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,850	$1,832
Restricted cash	—	315
Receivables, net	1,326	1,229
Other current assets	586	513

Total current assets	3,762	3,889

Non-current assets:
Investments	2,010	2,270
Property, plant and equipment, net	1,961	2,405
Intangible assets, net	2,316	2,207
Goodwill	3,859	3,714
Deferred income tax assets	536	602
Other non-current assets	442	396

Total assets	$14,886	$15,483

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$229	$217
Accrued expenses	1,214	1,371
Deferred revenue	435	388
Other current liabilities	583	466

Total current liabilities	2,461	2,442

Non-current liabilities:
Borrowings	273	369
Retirement benefit obligations	305	350
Deferred income tax liabilities	82	171
Other non-current liabilities	328	349

Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,397	12,434
Retained earnings	(219)	150
Accumulated other comprehensive loss	(1,045)	(1,026)

Total News Corporation stockholders’ equity	11,139	11,564
Noncontrolling interests	278	218

Total equity	11,417	11,782

Total liabilities and equity	$14,886	$15,483

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the nine months ended March 31,
	2017	2016
Operating activities:
Net (loss) income	$(219)	$141
Less: Income from discontinued operations, net of tax	—	20

(Loss) income from continuing operations	(219)	121

Adjustments to reconcile (loss) income from continuing operations to cash provided by operating activities:
Depreciation and amortization	349	370
Equity losses (earnings) of affiliates	276	(25)
Cash distribution received from affiliates	1	31
Impairment charges	321	—
Other, net	(127)	(32)
Deferred income taxes and taxes payable	(76)	(217)
Changes in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(126)	(12)
Inventories, net	(8)	(37)
Accounts payable and other liabilities	89	132
NAM Group settlement	(256)	258

Net cash provided by operating activities from continuing operations	224	589
Net cash used in operating activities from discontinued operations	(5)	(66)

Net cash provided by operating activities	219	523

Investing activities:
Capital expenditures	(168)	(180)
Changes in restricted cash for Wireless Group acquisition	315	—
Acquisitions, net of cash acquired	(345)	(486)
Investments in equity affiliates and other	(93)	(62)
Proceeds from dispositions	232	4
Other, net	10	21

Net cash used in investing activities from continuing operations	(49)	(703)
Net cash provided by investing activities from discontinued operations	—	15

Net cash used in investing activities	(49)	(688)

Financing activities:
Borrowings	—	342
Repayment of borrowings acquired in the Wireless Group acquisition	(23)	—
Repurchase of shares	—	(41)
Dividends paid	(93)	(88)
Other, net	(36)	(9)

Net cash (used in) provided by financing activities from continuing operations	(152)	204
Net cash used in financing activities from discontinued operations	—	—

Net cash (used in) provided by financing activities	(152)	204

Net increase in cash and cash equivalents	18	39
Cash and cash equivalents, beginning of period	1,832	1,951
Exchange movement on opening cash balance	—	(18)

Cash and cash equivalents, end of period	$1,850	$1,972

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters, the NAM Group settlement charge, where applicable, and foreign currency fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and nine months ended March 31, 2017 and 2016.

	Revenues			Total Segment EBITDA
	For the three months ended			For the three months ended
	March 31,			March 31,
	2017	2016	Difference	2017	2016	Difference
	(in millions)			(in millions)
As reported	$1,978	$1,891	$87	$215	$(122)	$337
Impact of acquisitions	(74)	—	(74)	—	7	(7)
Impact of divestitures	—	(23)	23	—	(1)	1
Impact of foreign currency fluctuations	21	—	21	—	—	—
Net impact of U.K. Newspaper Matters	—	—	—	2	3	(1)
NAM Group settlement charge	—	—	—	—	280	(280)

As adjusted	$1,925	$1,868	$57	$217	$167	$50

	Revenues			Total Segment EBITDA
	For the nine months ended March 31,			For the nine months ended March 31,
	2017	2016	Difference	2017	2016	Difference
	(in millions)			(in millions)
As reported	$6,059	$6,066	$(7)	$670	$323	$347
Impact of acquisitions	(154)	—	(154)	14	7	7
Impact of divestitures	(37)	(70)	33	1	(5)	6
Impact of foreign currency fluctuations	110	—	110	2	—	2
Net impact of U.K. Newspaper Matters	—	—	—	6	15	(9)
NAM Group settlement charge	—	—	—	—	280	(280)

As adjusted	$5,978	$5,996	$(18)	$693	$620	$73

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2017 and 2016 are as follows:

	For the three months ended March 31,
	2017	2016	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$1,235	$1,221	1%
Book Publishing	373	358	4%
Digital Real Estate Services	209	181	15%
Cable Network Programming	108	107	1%
Other	—	1	**

Total Adjusted Revenues	$1,925	$1,868	3%

Adjusted Segment EBITDA:
News and Information Services	$124	$94	32%
Book Publishing	36	36	—%
Digital Real Estate Services	74	44	68%
Cable Network Programming	35	34	3%
Other	(52)	(41)	(27)%

Total Adjusted Segment EBITDA	$217	$167	30%

	For the nine months ended March 31,
	2017	2016	% Change
	(in millions)
Adjusted Revenues:
News and Information Services	$3,789	$3,891	(3)%
Book Publishing	1,232	1,213	2%
Digital Real Estate Services	622	553	12%
Cable Network Programming	334	337	(1)%
Other	1	2	(50)%

Total Adjusted Revenues	$5,978	$5,996	—%

Adjusted Segment EBITDA:
News and Information Services	$329	$336	(2)%
Book Publishing	161	135	19%
Digital Real Estate Services	231	169	37%
Cable Network Programming	103	101	2%
Other	(131)	(121)	8%

Total Adjusted Segment EBITDA	$693	$620	12%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended March 31, 2017 and 2016.

	For the three months ended March 31, 2017
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,263	$(54)	$26	$—	$1,235
Book Publishing	374	(7)	6	—	373
Digital Real Estate Services	219	(4)	(6)	—	209
Cable Network Programming	122	(9)	(5)	—	108
Other	—	—	—	—	—

Total Revenues	$1,978	$(74)	$21	$—	$1,925

Segment EBITDA:
News and Information Services	$123	$(2)	$3	$—	$124
Book Publishing	37	(1)	—	—	36
Digital Real Estate Services	75	2	(3)	—	74
Cable Network Programming	34	1	—	—	35
Other	(54)	—	—	2	(52)

Total Segment EBITDA	$215	$—	$—	$2	$217

	For the three months ended March 31, 2016
	As Reported	Impact of Acquisitions	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	NAM Group Settlement	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,231	$—	$(10)	$—	$—	$1,221
Book Publishing	358	—	—	—	—	358
Digital Real Estate Services	194	—	(13)	—	—	181
Cable Network Programming	107	—	—	—	—	107
Other	1	—	—	—	—	1

Total Revenues	$1,891	$—	$(23)	$—	$—	$1,868

Segment EBITDA:
News and Information Services	$(187)	$—	$1	$—	$280	$94
Book Publishing	36	—	—	—	—	36
Digital Real Estate Services	39	7	(2)	—	—	44
Cable Network Programming	34	—	—	—	—	34
Other	(44)	—	—	3	—	(41)

Total Segment EBITDA	$(122)	$7	$(1)	$3	$280	$167

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the nine months ended March 31, 2017 and 2016.

	For the nine months ended March 31, 2017
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$3,788	$(98)	$(13)	$112	$—	$3,789
Book Publishing	1,229	(23)	—	26	—	1,232
Digital Real Estate Services	687	(24)	(24)	(17)	—	622
Cable Network Programming	354	(9)	—	(11)	—	334
Other	1	—	—	—	—	1

Total Revenues	$6,059	$(154)	$(37)	$110	$—	$5,978

Segment EBITDA:
News and Information Services	$311	$8	$3	$7	$—	$329
Book Publishing	160	(1)	—	2	—	161
Digital Real Estate Services	237	6	(2)	(10)	—	231
Cable Network Programming	99	1	—	3	—	103
Other	(137)	—	—	—	6	(131)

Total Segment EBITDA	$670	$14	$1	$2	$6	$693

	For the nine months ended March 31, 2016
	As Reported	Impact of Acquisitions	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	NAM Group Settlement	As Adjusted
	(in millions)
Revenues:
News and Information Services	$3,921	$—	$(30)	$—	$—	$3,891
Book Publishing	1,213	—	—	—	—	1,213
Digital Real Estate Services	593	—	(40)	—	—	553
Cable Network Programming	337	—	—	—	—	337
Other	2	—	—	—	—	2

Total Revenues	$6,066	$—	$(70)	$—	$—	$5,996

Segment EBITDA:
News and Information Services	$54	$—	$2	$—	$280	$336
Book Publishing	135	—	—	—	—	135
Digital Real Estate Services	169	7	(7)	—	—	169
Cable Network Programming	101	—	—	—	—	101
Other	(136)	—	—	15	—	(121)

Total Segment EBITDA	$323	$7	$(5)	$15	$280	$620

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses, selling, general and administrative expenses and the NAM Group settlement charge. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity (losses) earnings of affiliates, interest, net, other, net, income tax (expense) benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following table reconciles Total Segment EBITDA to Income (loss) from continuing operations.

	For the three months ended March 31,
	2017	2016	Change	% Change
		(in millions)		Better/(Worse)
Revenues	$1,978	$1,891	$87	5%
Operating expenses	(1,101)	(1,084)	(17)	(2)%
Selling, general and administrative	(662)	(649)	(13)	(2)%
NAM Group settlement charge	—	(280)	280	**

Total Segment EBITDA	215	(122)	337	**
Depreciation and amortization	(109)	(126)	17	13%
Impairment and restructuring charges	(33)	(24)	(9)	(38)%
Equity (losses) earnings of affiliates	(23)	2	(25)	**
Interest, net	8	11	(3)	(27)%
Other, net	(13)	33	(46)	**

Income (loss) from continuing operations before income tax (expense) benefit	45	(226)	271	**
Income tax (expense) benefit	(45)	98	(143)	**

Income (loss) from continuing operations	$—	$(128)	$128	**

** - Not meaningful

	For the nine months ended March 31,
	2017	2016	Change	% Change
		(in millions)		Better/(Worse)
Revenues	$6,059	$6,066	$(7)	—%
Operating expenses	(3,384)	(3,476)	92	3%
Selling, general and administrative	(2,005)	(1,987)	(18)	(1)%
NAM Group settlement charge	—	(280)	280	**

Total Segment EBITDA	670	323	347	**
Depreciation and amortization	(349)	(370)	21	6%
Impairment and restructuring charges	(409)	(63)	(346)	**
Equity (losses) earnings of affiliates	(276)	25	(301)	**
Interest, net	30	34	(4)	(12)%
Other, net	127	32	95	**

(Loss) income from continuing operations before income tax (expense) benefit	(207)	(19)	(188)	**
Income tax (expense) benefit	(12)	140	(152)	**

(Loss) income from continuing operations	$(219)	$121	$(340)	**

** - Not meaningful

NOTE 3 – ADJUSTED NET (LOSS) INCOME FROM CONTINUING OPERATIONS AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net (loss) income from continuing operations available to News Corporation stockholders and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to U.K. Newspaper Matters, Impairment and restructuring charges, “Other, net” and the NAM Group settlement charge, net of tax, recognized by the Company or its equity investees (“adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS,” respectively) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net (loss) income from continuing operations available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net (loss) income from continuing operations available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income available to News Corporation stockholders and net income per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net (loss) income from continuing operations available to News Corporation stockholders and reported diluted EPS to adjusted net (loss) income from continuing operations available to News Corporation stockholders and adjusted EPS for the three and nine months ended March 31, 2017 and 2016.

	For the three months ended			For the three months ended
	March 31, 2017			March 31, 2016
	Net (loss) income available to stockholders	EPS		Net (loss) income available to stockholders	EPS
	(in millions, except per share data)
Income (loss) from continuing operations	$—	$		$(128)	$
Less: Net income attributable to noncontrolling interests	(5)			(19)

Loss from continuing operations available to News Corporation stockholders	$(5)		$(0.01)	$(147)		$(0.26)
U.K. Newspaper Matters	2		—	3		0.01
Impairment and restructuring charges	33		0.06	24		0.04
Other, net	13		0.03	(33)		(0.06)
Equity losses of affiliates (a)	10		0.02	—		—
NAM Group settlement charge	—		—	280		0.48
Tax impact on items above (b)	(9)		(0.02)	(113)		(0.19)
Impact of noncontrolling interest items included in Other, net above	(5)		(0.01)	11		0.02

As adjusted	$39		$0.07	$25		$0.04

(a)	Foxtel’s net income in the three months ended March 31, 2017 included a $21 million loss resulting from Foxtel management’s decision to cease Presto operations in January 2017. Equity losses of affiliates were negatively affected by $10 million, which represents the Company’s share of that loss.
(b)	The tax impact on items above for the three months ended March 31, 2016 includes a tax benefit of $107 million related to the NAM Group settlement charge.

	For the nine months ended			For the nine months ended
	March 31, 2017			March 31, 2016
	Net (loss) income available to stockholders	EPS		Net income available to stockholders	EPS
	(in millions, except per share data)
(Loss) income from continuing operations	$(219)	$		$121	$
Less: Net income attributable to noncontrolling interests	(90)			(52)
Less: Redeemable preferred stock dividends	(1)			(1)

(Loss) income from continuing operations available to News Corporation stockholders	$(310)		$(0.53)	$68		$0.12
U.K. Newspaper Matters	6		0.01	15		0.03
Impairment and restructuring charges (a)	409		0.70	63		0.11
Other, net (b)	(127)		(0.22)	(32)		(0.06)
Equity losses of affiliates (c)	248		0.43	—		—
NAM Group settlement charge	—		—	280		0.48
Tax impact on items above (d)	(124)		(0.21)	(128)		(0.23)
Tax benefit (e)	—		—	(106)		(0.18)
Impact of noncontrolling interest on items included in Other, net above (b)	41		0.07	11		0.02

As adjusted	$143		$0.25	$171		$0.29

(a)	Impairment and restructuring charges for the nine months ended March 31, 2017 included a non-cash impairment charge of approximately $310 million related to the write-down of the fixed assets at the Australian newspapers.
(b)	Other, net in the nine months ended March 31, 2017 included a pre-tax gain of $107 million resulting from the sale of REA Group’s European business.
(c)	During the nine months ended March 31, 2017, the Company recognized a $227 million non-cash write-down of the carrying value of its investment in Foxtel to fair value. Foxtel’s net income in the nine months ended March 31, 2017 included a $42 million loss resulting from Foxtel management’s decision to cease Presto operations in January 2017. Equity losses of affiliates were negatively affected by $21 million, which represents the Company’s share of that loss.
(d)	The tax impact on items above for the nine months ended March 31, 2017 includes a $121 million tax benefit from the non-cash impairment charge and non-cash write-down noted above. The tax impact on items above for the nine months ended March 31, 2016 includes a tax benefit of $107 million related to the NAM Group settlement charge.
(e)	The Company recognized a tax benefit of approximately $106 million from the release of valuation allowances resulting from the disposal of the digital education business in the nine months ended March 31, 2016.